Exhibit 8.01

April 27, 2009

The Board of Directors

1st Financial Services Corporation,

c/o Mr. Gregory L. Gibson

Chief Executive Officer

Mountain 1st Bank & Trust

101 Jack Street

Hendersonville, NC 28792

The Board of Directors

AB&T Financial Corporation

c/o Mr. Daniel C. Ayscue

Alliance Bank and Trust

292 West Main Avenue

Gastonia, NC 28052

On February 16, 2009, 1st Financial Services Corporation (“1st Financial”) entered into an Agreement and Plan of Merger (“Agreement”) with AB&T Financial Corporation (“AB&T”) pursuant to which AB&T will merge with and into 1st Financial (the “Merger”). The Board of Directors of 1st Financial approved the Agreement and the transactions contemplated in it on February 13, 2009. The Board of Directors of AB&T approved the Agreement and the transactions contemplated in it on February 12, 2009.

Upon the consummation of the Merger, each share of the Common Stock of AB&T (“AB&T Stock”) issued and outstanding at the Effective Time of the Merger will be converted into and exchanged for the right to receive 1.175 shares (the “Exchange Ratio”) of the Common Stock of 1st Financial (“1st Financial Stock”). Each share of Preferred Stock of AB&T (“AB&T Preferred Stock”) issued and outstanding at the Effective Time of the Merger shall be converted into and exchanged for the right to receive one share of the preferred stock of 1st Financial (“1st Financial Preferred Stock”). Options to purchase shares of AB&T Stock will be converted into options to purchase shares of 1st Financial Stock. The outstanding warrant to purchase shares of AB&T Stock will be exchanged for a warrant to purchase shares of 1st Financial Stock based on the Exchange Ratio.

Porter Keadle Moore, LLP (“PKM”) has acted as tax advisors to 1st Financial in connection with the transaction, specifically for the purposes of rendering this opinion on the tax consequences of the transaction.

You have requested the opinion of PKM regarding certain Federal income tax consequences of the merger described herein between 1st Financial and AB&T. Specifically, you have asked us to opine that:

1.	The Merger will constitute a “reorganization” within the meaning of Internal Revenue Code (“IRC”) §368(a).
2.	Each of 1st Financial and AB&T will be a party to that reorganization within the meaning of IRC §368(b).
3.	No gain or loss will be recognized by 1st Financial or AB&T by reason of the merger.

4.	No gain or loss will be recognized by the shareholders of AB&T upon the receipt of 1st Financial Stock (Common and Preferred) solely in exchange for their shares of AB&T Stock (Common and Preferred, respectively).
5.	The tax basis in the 1st Financial Stock (Common and Preferred) received by an AB&T shareholder will be the same as the tax basis in the AB&T Stock (Common and Preferred, respectively) surrendered in exchange therefor.
6.	The holding period for 1st Financial Stock (Common and Preferred) received by an AB&T shareholder in exchange for shares of AB&T Stock (Common and Preferred, respectively) will include the period during which the shareholder held the shares of AB&T Stock surrendered in the exchange, provided that the AB&T Stock was held as a capital asset at the Effective Time.
7.	No gain or loss will be recognized by AB&T stock warrant or option holders upon the exchange of stock warrants or options of AB&T for warrants or options of 1st Financial.

Scope of our Review

You have submitted the following items for purposes of PKM’s analysis in rendering this opinion:

•	A copy of the Agreement and Plan of Merger by and Between 1st Financial Services Corporation and AB&T Financial Corporation dated February 16, 2009 (the “Agreement”).

•	Certain representations and other factual clarifications as to the proposed transaction, which are summarized in Exhibit 1.

In giving this opinion, we have, with your permission, assumed that the statements in the Agreement are true, correct and complete as of the date of this opinion, and any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement, (b) AB&T’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) is the AB&T Common Stock, and the AB&T Preferred Stock.

Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

1.	The Merger will constitute a “reorganization” within the meaning of Code Section 368(a).
2.	Each of 1st Financial and AB&T will be a party to that reorganization within the meaning of Code Section 368(b).
3.	No gain or loss will be recognized by 1st Financial or AB&T by reason of the merger.
4.	No gain or loss will be recognized by the shareholders of AB&T upon the receipt of 1st Financial Stock (Common and Preferred) solely in exchange for their shares of AB&T Stock (Common and Preferred, respectively).
5.	The tax basis in the 1st Financial Stock (Common and Preferred) received by an AB&T shareholder will be the same as the tax basis in the AB&T Stock (Common and Preferred, respectively) surrendered in exchange therefor.
6.	The holding period for 1st Financial Stock (Common and Preferred) received by an AB&T shareholder in exchange for shares of AB&T Stock (Common and Preferred, respectively) will include the period during which the shareholder held the shares of AB&T Stock surrendered in the exchange, provided that the AB&T Stock was held as a capital asset at the Effective Time.
7.	No gain or loss will be recognized by AB&T warrant or option holders upon the exchange of stock warrants or options of AB&T warrant or option holders for warrants or options of 1st Financial.

We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated as to AB&T shareholders are general in nature and do not necessarily apply to any particular AB&T shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the “golden parachute” provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired AB&T Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a “straddle” or “conversion transaction.”

This opinion represents our best tax professional judgment, but it has no binding effect or official status of any kind. Changes to the Internal Revenue Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules or regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

We furnish this opinion to you solely to support the discussion set forth in the Agreement related to Federal Income Tax matters. We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as Exhibit 8.01 to the Registration Statement.